TERM LOAN AGREEMENT


          THIS TERM LOAN AGREEMENT (this "Agreement") is made and entered into as of the 25th day of March, 1998, by and among NATIONAL CONSUMER COOPERATIVE BANK, a banking corporation organized under the laws of the United States that does business as the National Cooperative Bank (hereinafter referred to as the "Company"), GREENWICH FUNDING CORPORATION, a Delaware corporation ("GFC"), and CREDIT SUISSE FIRST BOSTON, a banking company organized and existing under the laws of Switzerland, acting by and through its New York Branch (hereinafter referred to as "CSFB").

          IN CONSIDERATION of the mutual covenants and agreements herein contained, the parties hereby agree as follows:

                            ARTICLE 1

                  DEFINITIONS AND ACCOUNTING TERMS

          Section 1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms shall have the meanings indicated (such meanings to be, when appropriate, equally applicable to both the singular and plural forms of the terms defined):

               "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies
     (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); providedthat, in any event: (i) any Person which owns directly or indirectly securities having 5% or more of the ordinary voting power for the election of directors or other governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; and (ii) each director and officer of the Company shall be deemed to be an Affiliate of the Company.

               "Asset Securitization" means, with respect to any Person, a transaction involving the sale or transfer of receivables by such Person to a special purpose corporation or grantor trust (an "SPV") established solely for the purpose of purchasing such receivables from the Company for Cash in an amount equal to the Fair Market Value thereof; provided, however, that the Company may (A) establish and maintain a reserve account containing Cash or Securities as a credit enhancement in respect of any such sale, or (B) purchase or retain a subordinated interest in such receivables being sold.

               "Asset Securitization Recourse Liability" means, with respect to any Person, the maximum amount of such Person's liability (whether matured or contingent) under any agreement, note or other instrument in connection with any one or more Asset Securitization in which such Person has agreed to repurchase receivables or other assets, to provide direct or indirect credit support (whether through cash payments, the establishment of reserve accounts containing Cash or Securities, an agreement to reimburse a provider of a letter of credit for any draws thereunder, the purchase or retention of a subordinated interest in such receivables or other assets, or other similar arrangements), or in which such Person may be otherwise liable for all or a portion of any SPV's obligations under Securities issued in connection with such Asset Securitization.

               "Authorized Officer" means any of the Chief Financial Officer, the President, the Treasurer of the Company, and any other officer duly authorized to execute this Agreement on behalf of the Company.

               "Base Rate" means for any day the higher of (1) the base commercial lending rate announced from time to time by Credit Suisse First Boston (New York Branch) as applicable at the opening of business on such day, or (2) the rate quoted by Credit Suisse First Boston (New York Branch) at approximately 11:00 a.m., New York City time, to dealers in the New York Federal Funds Market for the overnight offering of dollars by Credit Suisse First Boston (New York Branch) for deposit, plus one-half of one per cent (1/2%).

               "Business Day" means any day on which commercial banks are open for business (and not required or authorized by law to close) in New York, New York.

               "Capitalized Lease" means any lease the obligation for Rentals with respect to which is required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

               "Cash" means, as to any Person, such Person's cash and cash equivalents, as defined in accordance with GAAP consistently applied.

               "Class A Notes" means the Class A notes issued by the Company to the Secretary of the Treasury on behalf of the United States pursuant to Section 3026(a)(3)(A) of the National Consumer Cooperative Bank Act, as amended, 12 U.S.C. 3001, et seq. (the "Bank Act"), on the Final Government Equity Redemption Date (the "Redemption Date") in full and complete redemption of the class A stock of the Company held by the Secretary of the Treasury on such Redemption Date and replacement notes for such Class A notes in a principal amount(s) not greater than those notes being replaced and containing identical terms of subordination as the Class A notes. The terms "class A notes", "Final Government Equity Redemption Date", and "class A stock" are defined in the Bank Act, which definitions are incorporated by this reference as if fully set forth herein.

               "Class B1 Common Stock" means the series of Class B stock comprising Class B stock purchased for cash after June
     28, 1984.

               "Code" means the Internal Revenue Code of 1986, as amended.

               "Consolidated Adjusted Net Income" means, for any fiscal period of the Company, net earnings or net loss (determined on a consolidated basis) of the Company and its Subsidiaries after income taxes for such period, but excluding from the determination of such earnings the following items (together with the income tax effect, if any, applicable thereto): (i) the proceeds of any life insurance policy; (ii) any gain or loss arising from the sale of capital assets;
     (iii) any gain arising from any reappraisal, revaluation or write-up of assets; (iv) any gain arising from transactions of a non-recurring or non-operating and material nature or arising from sales or other dispositions relating to the discontinuance of operations; (v) earnings of any Subsidiary accrued prior to the date it became a Subsidiary; (vi) earnings of any corporation, substantially all the assets of which have been acquired in any manner, realized by such other corporation prior to the date of such acquisition; (vii) net earnings of any business entity (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Subsidiary in the form of cash distributions; (viii) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the Company or any other Subsidiary; (ix) the earnings of any Person to which assets of the Company shall have been sold, transferred or disposed of, or into which the Company shall have merged, prior to the date of such transaction; (x) any gain arising from the acquisition of any securities of the Company or any of its Subsidiaries; and (xi) any amortization of deferred or other credit representing the excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary.

               "Consolidated Adjusted Net Worth" at any time means, with respect to the Company and the Subsidiaries (determined on a consolidated basis):

                    (a) the amount of capital stock liability plus (or minus in the case of a deficit) the capital surplus and earned surplus of the Company and the Subsidiaries, less (without duplication) the sum of

                    (b)  the net book value, after deducting any
          reserves applicable thereto, of all items of the following character which are included in the assets of the Company and the Subsidiaries:

                         (i)  all deferred charges and prepaid
               expenses other than prepaid taxes and prepaid insurance premiums;

                         (ii)  treasury stock;

                         (iii)  unamortized debt discount and
               expense and unamortized stock discount and expense;

                         (iv)  good will, the excess of the cost
               of assets acquired over the book value of such assets on the books of the transferor, the excess of the cost of investments in any Person (including any Subsidiary) over the value of such investments on the books of such Person at the time of making such investments, organizational or experimental expense, patents, trademarks, copyrights, trade names and other intangibles;

                         (v)  all receivables (other than
               Eurodollar deposits) owing by Persons whose principal place of business or principal assets are located in any jurisdiction other than the United
               States of America or Canada; and

                         (vi)  any increment resulting from
               reappraisal, revaluation or write-up of capital assets subsequent to December 31, 1991.

     If the Company or any of the Subsidiaries shall have any Investments outstanding at any time which are not permitted under this Agreement, such Investments shall be excluded from Consolidated Adjusted Net Worth.

               "Consolidated Debt" means at any date of determination thereof, the aggregate amount of all Indebtedness of the Company and its Subsidiaries, plus, without duplication, the aggregate amount of the obligations of the Company and its Subsidiaries set forth below, at such time:

                    (a) the principal amount of all recourse and nonrecourse interest bearing obligations of the Company or any Subsidiary including, without limitation, any such obligations bearing an implicit rate of interest, such as Capitalized Leases, and interest bearing obligations secured by any Lien upon Property owned by the Company or any Subsidiary, even though such Person has not assumed or become liable for the payment of such obligations;

                    (b)  the aggregate amount of all demand and
          term deposits made by any Person with the Company or any Subsidiary (including, without limitation, certificates of deposit issued by the Company or any Subsidiary);

                    (c) the face amount of all letters of credit issued by the Company or any Subsidiary and all bankers' acceptances accepted by the Company or any Subsidiary;
          and

                    (d)  the aggregate amount of Asset
          Securitization Recourse Liabilities of the Company or any Subsidiary.

               "Consolidated Earnings Available for Fixed Charges" means, for any period, the sum of: (i) Consolidated Adjusted Net Income during such period, plus (ii) to the extent deducted in determining Consolidated Adjusted Net Income, (a) all provisions for any Federal, state or other income taxes made by the Company and its Subsidiaries during such period, and (b) Consolidated Fixed Charges during such period, plus
     (iii) contributions made by the Company to Development Corp.

               "Consolidated Effective Net Worth" at any time means the sum of

                    (a)  Consolidated Adjusted Net Worth at such
          time; plus

                    (b) the aggregate outstanding principal amount of Class A Notes at such time.

               "Consolidated Fixed Charges" means, with respect to the Company on a consolidated basis for any period, the sum of: (i) all interest and all amortization of Indebtedness, amortized discount and expense on all Indebtedness for borrowed money of the Company and its Subsidiaries, plus (ii) all Rentals payable during such period by the Company and its Subsidiaries.

               "Consolidated Net Earnings" means, for any period, the net income or loss of the Company and its Subsidiaries, as applicable (determined on a consolidated basis for such Persons at such time), for such period, as determined in accordance with generally accepted accounting principles in effect at such time.

               "Consolidated Senior Debt" means all unsecured Indebtedness of the Company and its Subsidiaries on a consolidated basis (i) for borrowed money (including the Indebtedness hereunder, the Senior Notes, Indebtedness under the Fleet Loan Agreement and all demand and term deposits made by any Person with the Company or any of its Subsidiaries) which is not expressly subordinate or junior to any other Indebtedness, plus, without duplication, (ii) all "guarantees," as defined in Section 8.3 hereof, and (iii) Asset Securitization Recourse Liabilities to the extent, but only to the extent, that such obligations have matured.

               "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414(b), 414(c) or 414(m) of the Internal Revenue Code of 1986, as amended, and Section 4001(a)(2) of ERISA.

               "Credit Agreement Related Claim" means any claim (whether civil, criminal or administrative and whether sounding in tort, contract or otherwise) in any way arising out of, related to, or connected with, this Agreement, the Note, or the relationship established hereunder or thereunder.

               "Debt Instrument" is defined in Section 9.5 hereof.

               "Default" means an event which with notice or lapse of time or both would constitute an Event of Default.

               "Default Rate" means the rate of interest applicable under Section 3.3 from time to time.

               "Development Corp." means NCB Development
     Corporation, a District of Columbia non-profit corporation established pursuant to 12 U.S.C. S 3051(b).

               "Dollars", "U.S.$" and the sign "$" mean such coin or currency of the United States of America as at the time shall constitute legal tender for the payment of public and private debts.

               "Effective Date" means March 25, 1998.

               "Eligible Cooperatives" has the meaning assigned to such term in Section 3015 of Title 12 of the United States
     Code.

               "Eligible Derivatives" means derivative Securities which are sold in the ordinary course of the business of the Company and its Subsidiaries for the purpose of hedging or otherwise managing portfolio risk.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

               "Event of Default" is defined in Article 9 of this Agreement.

               "Exchange Act" means the Securities Exchange Act of 1934, as amended.

               "Fair Market Value" means, at any time with respect to any Property, the sale value of such Property that would be realized in an arm's-length sale at such time between an informed and willing buyer and an informed and willing seller, under no compulsion to buy or sell, respectively.

               "Financial Statements" means the consolidated state-

     ments of financial condition of the Company and its Subsidiaries as of December 31 in the years 1994, 1995 and 1996 inclusive, and the related consolidated statements of income and cash flows and changes in members' equity for the fiscal years ended on such dates, in each case accompanied by reports thereon containing opinions without qualification, except as therein noted, by Deloitte & Touche, independent certified public accountants, and the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 1997 and the related consolidated statements of income and cash flows and reconciliation of net income to net cash provided by operating activities for the nine (9) month period ended on such date.

               "Fleet Loan Agreement" means the Third Amended and
     Restated Loan Agreement dated as of May 28, 1997 among the
     Company, the Banks listed therein, and Fleet Bank, N.A., as Agent, as amended through the Effective Date.

               "GAAP" means generally accepted accounting principles in the United States of America as in effect on the date of this Agreement and applied on a basis consistent with the Financial Statements.

               "Governmental Body" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

               "Indebtedness" means, with respect to any Person, all
     (i) liabilities or obligations, direct and contingent, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person at the date as of which Indebtedness is to be determined, including, without limitation, contingent liabilities which, in accordance with such principles, would be set forth in a specific Dollar amount on the liability side of such balance sheet; (ii) liabilities or obligations of others for which such Person is directly or indirectly liable, by way of guaranty (whether by direct guaranty, suretyship, discount, endorsement, take-or-pay agreement, agreement to purchase or advance or keep in funds or other agreement having the effect of a guaranty) or otherwise; (iii) liabilities or obligations secured by liens on any assets of such Person, whether or not such liabilities or obligations shall have been assumed by it; (iv) liabilities or obligations of such Person, direct or contingent, with respect to letters of credit issued for the account of such Person and banker's acceptances credited for such Person; (v) obligations in the form of demand and term deposit accounts maintained by such Person;
     and (vi) Asset Securitization Recourse Liabilities to the extent, but only to the extent, that such obligations have matured.

               "Interest Payment Date" means the same day as the Loan Date on a quarterly basis after the Loan Date and up to the Maturity Date.

               "Investment" in any Person by the Company means:
     (a) the amount paid or committed to be paid, or the value of property or services contributed or committed to be contributed, by the Company for or in connection with the acquisition by the Company of any stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such Person; and (b) the amount of any advance, loan or extension of credit to, or guaranty or other similar obligation with respect to any Indebtedness of, such Person by the Company and (without duplication) any amount committed to be advanced, loaned, or extended to, or the payment of which is committed to be assured by a guaranty or similar obligation for the benefit of, such Person by the Company.

               "IRS" means the Internal Revenue Service.

               "Lender" is defined in Section 2.1.

               "Lending Office" or "Lending Office of the Lender" means Credit Suisse First Boston, (New York Branch), Eleven Madison Avenue, New York, New York 10010, or such other office or offices situated in the United States of America as the Lender may from time to time designate to the Company by written notice.

               "Lien" means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature of any of the foregoing, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

               "Loan" means the loan to be made by the Lender to the Company pursuant to this Agreement.

               "Loan Date" means March 25, 1998.

               "Maturity Date" is defined in Section 2.2.

               "Moody's" means Moody's Investors Services, Inc.

               "NCB Capital" means NCB Capital Corporation, a
     Delaware corporation formerly named NCB Mortgage Corporation.

               "NCCB Senior Obligations" means, at any date of determination thereof, with respect to the Company, the sum of:

                    (a) the aggregate unpaid principal amount of Senior Debt, plus

                    (b)  the aggregate amount of all Capitalized
          Leases, plus

                    (c)  Restricted Guarantees computed on the
          basis of outstanding contingent liability, plus

                    (d) Asset Securitization Recourse Liabilities of the Company (meeting the conditions set forth in either clause (i) or clause (ii) below):

                         (i)  to the extent, but only to the
               extent, that such obligations arise from the Company's obligation to repurchase receivables or other assets as a result of a default in payment by the obligor thereunder or any other default in performance by such obligor under any agreement related to such receivables; or

                         (ii)  if the Company shall maintain a
               reserve account containing Cash or Securities in respect of any such obligations or shall retain or purchase a subordinated interest therein, to the extent, but only to the extent, of the amount of such reserve account or subordinated interest.

               "Note" means the Promissory Note issued to the Lender by the Company pursuant to this Agreement, substantially in the form (appropriately completed) of Exhibit A to this Agreement.

               "Notice of Borrowing" means any notice given to GFC and CSFB by the Company pursuant to and in accordance with
     Section 4.1 of this Agreement.

               "Paid-in-Capital" has the meaning ascribed to it by GAAP.

               "PBGC" means the Pension Benefit Guaranty
     Corporation.

               "Permitted Liens" means (i) pledges or deposits by Company under workman's compensation laws, unemployment insurance laws, social security laws, or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness of the Company), or leases to which the Company is a party, or deposits to secure public or statutory obligations of the Company or deposits of cash or U.S. government Bonds to secure surety, appeal, performance or other similar bonds to which the Company is a party, or deposits as security for contested taxes or import duties or for the payment of rent; (ii) Liens imposed by law, such as carriers', warehousemen, materialmen's and mechanics' liens, or Liens arising out of judgments or awards against the Company with respect to which the Company at the time shall currently by prosecuting an appeal or proceedings for review; (iii) Liens for taxes not yet subject to penalties for non-payment and Liens for taxes the payment of which is being contested as permitted by Section 7.6 hereof; and (iv) Liens incidental to the conduct of the business of the Company or to the ownership of its property which were not incurred in connection with Indebtedness of the Company, all of which Liens do not in the aggregate materially detract from the value of the properties to which they relate or materially impair their use in the operation of the business of the Company.

               "Person" means an individual, a corporation, a partnership, a joint venture, a trust or unincorporated organization, a joint stock company or other similar organization, a government or any political subdivision thereof, a court, or any other legal entity, whether acting in an individual, fiduciary or other capacity.

               "Plan" means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by the Company or any member of the Controlled Group for employees of the Company, or by the Company for any other member of such Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Company or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

               "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

               "Qualified Assets" means, at any date of determination thereof, the sum of the following items (a), (b) and (c) owned by the Company:

                    (a)  The principal amount of all promissory
          notes and other interest bearing obligations acquired by the Company in the ordinary course of its business, less
          (i) reserves for credit losses applicable thereto and
          (ii) unearned income;

                    (b)  Cash on hand and in banks; and

                    (c)  Investments other than "Restricted
          Investments" (as such term is defined in the Senior Note Agreements as in effect on the date hereof).

               "Regulatory Change" means any applicable law, interpretation, directive, request or guideline (whether or not having the force of law), or any change therein or in the administration or enforcement thereof, that becomes effective or is implemented or first required or expected to be complied with after the date hereof, whether the same is (i) the result of an enactment by a government or any agency or political subdivision thereof, a determination of a court or regulatory authority, or otherwise or (ii) enacted, adopted, issued or proposed before or after the date hereof, including any such that imposes, increases or modifies any tax, reserve requirement, insurance charge, special deposit requirement, assessment or capital adequacy requirement, but excluding any such that imposes, increases or modifies any income or franchise tax imposed upon the Lender by any jurisdiction (or any political subdivision thereof) in which the Lender or any office thereof is located.

               "Rentals" means all fixed rentals (including as such all payments that the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

               "Restricted Guarantees" at any time means all "guarantees" (as defined in Section 8.3 hereof) by the Company of obligations of others that constitute sum certain obligations at the time such guarantees are incurred.

               "Retained Earnings" means the consolidated retained earnings account (whether allocated or unallocated) of the Company and its Subsidiaries determined as of any date in accordance with GAAP consistent with those applied in the preparation of the Company's consolidated statement of financial condition for the fiscal year ended December 31, 1996.

               "S&P" means Standard & Poor's Ratings Services.

               "Securities Act" means the Securities Act of 1933, as amended.

               "Security" shall have the meaning ascribed thereto in Section 2(1) of the Securities Act, as amended; provided, however, that Asset Securitization Recourse Liabilities shall not constitute "Securities" except (i) to the extent that such obligations arise from the Company's obligation to repurchase receivables or other assets as a result of a default in payment by the obligor thereunder or any other default in performance by such obligor under any agreement related to such receivables or (ii) if the Company shall maintain a reserve account containing Cash or Securities in respect of any such obligations or shall retain or purchase a subordinated interest therein to the extent of the amount of such reserve account or subordinated interest.

               "Selected Banks" means the banks which are signatories to the Fleet Loan Agreement and the one hundred largest commercial banks which either are United States national banking associations or are chartered under the laws of a state of the United States and which have ratings by Thomson BankWatch, Inc. no lower than B/C.

               "Senior Debt" means all Indebtedness of the Company for borrowed money that is not expressed to be subordinate or junior to any other Indebtedness, including, without limitation, under this Agreement, the Fleet Loan Agreement or the Senior Note Agreements.

               "Senior Notes" means the Senior Notes issued by the Company in the aggregate principal amount of $110,000,000 under the terms and conditions of the Senior Note Agreements.

               "Senior Note Agreements" means collectively, (i) the separate Assumption Agreement and Amended and Restated Senior Note Agreements, dated as of December 1, 1993, as amended December 10, 1996, in respect of the Company's Amended and Restated 8.18% Series A Senior Notes due June 24, 1997 (now matured and repaid), Amended and Restated 8.32% Series B Senior Notes due December 24, 1997 (now matured and repaid), and 8.44% Series C Senior Notes due June 24, 1998; (ii) Note Purchase Agreement dated as of December 16, 1994, as amended December 5 and December 10, 1996 in respect of the Company's 8.84% Series A Senior Notes due March 31, 2000, 8.85% Series
     B Senior Notes due March 31, 2000 and 7.96% Series C Senior Notes due March 31, 2000; (iii) Master Shelf Agreement dated as of December 30, 1994, as amended December 6, 1996, in respect to up to $50,000,000 of Senior Notes, pursuant to which there were issued $30,000,000 in 7.15% Senior Notes due September 29, 2001; (iv) Senior Note Agreements dated December 15, 1995, as amended December 6, 1996, in respect of the Company's 6.60% Series D Senior Notes due December 31, 2002, and 6.59% Series E Senior Notes due December 31, 2002; and (v) Master Shelf Agreement dated as of June 30, 1997, in respect to up to $30,000,000 of Senior Notes pursuant to which there were issued $10,000,000 in 6.94% Senior Notes due July 14, 2003.

               "SPV" has the meaning assigned to such term in the definition of "Asset Securitization" in this Article I, and, NCB I, Inc. and any other Subsidiary of the Company having powers limited to the holding of regular or residual interests arising out of Asset Securitizations.

               "Subsidiary" means with respect to any Person, any corporation, partnership or joint venture whether now existing or hereafter organized or acquired: (i) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person and/or one or more Subsidiaries of such Person or (ii) in the case of partnership or joint venture in which such Person is a general partner or joint venturer or of which a majority of the partnership or other ownership interests are at the time owned by such Person and/or one or more of its Subsidiaries.

          Section 1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given to them in accordance with GAAP, except that references in Article 6 to GAAP shall be deemed to refer to such principles as in effect on the date of the financial statements delivered pursuant thereto.

          Section 1.3    Time Period Computations.  In the
computation of a period of time specified in this Agreement from a specified date to a subsequent date, the word "from" means "from and including" and the words "to" and "until" mean "to but excluding".

                            ARTICLE 2

                      GENERAL LOAN PROVISION

          Section 2.1 The Loan. Subject to the terms and conditions of this Agreement, on the Loan Date, GFC may, in its discretion, make a loan to the Company or, if GFC does not make such loan, CSFB shall make a loan to the Company, and in either case the Company shall borrow from GFC or CSFB, as the case may be (the party making such loan, the "Lender"), the aggregate principal amount of TWENTY MILLION UNITED STATES DOLLARS ($20,000,000) (the "Loan").

          Section 2.2 Term of Loan. The entire principal amount of the Loan shall be due and payable on March 26, 2001 (the
"Maturity Date").

          Section 2.3 Proceeds of Loan. The Lender shall, upon the Company's satisfaction of the conditions specified in Article
4 of this Agreement, make the entire principal amount of the Loan available to the Company before 12:00 Noon (New York City time) on the Loan Date in Dollars in immediately available funds at the bank (and for credit to the account of the Company at such bank designated by the Company) specified by the Company in the Notice of Borrowing.

          Section 2.4 The Note. The Loan shall be evidenced by a Promissory Note of the Company, which shall be substantially in the form of Exhibit A to this Agreement (appropriately completed), dated the Loan Date, payable to the order of the Lender in the principal amount of the Loan. The first and last days of each interest period during the term of the Loan and each payment of interest on the Loan shall be recorded by the Lender on the "Schedule of Interest" attached to the Note and by specific reference made a part thereof. Any prepayment of the principal amount of the Loan shall be recorded by the Lender on the reverse side of the Note and indicated on the "Schedule of Interest".

                            ARTICLE 3

                      INTEREST AND REPAYMENT

          Section 3.1 Interest on the Loan. The Loan shall bear interest at the rate of 6.24% per annum on the principal amount of the Loan from time to time outstanding until the entire principal amount of the Loan shall have been repaid.

          Section 3.2 Additional Interest. If, after the date of this Agreement, any Regulatory Change

                    (i) shall subject the Lender to any tax, duty or other charge with respect to its obligation to make or maintain the Loan, or shall change the basis of taxation of payments to the Lender of the principal of or interest on the Loan, in respect of any other amounts due under this Agreement or in respect of its obligation to make the Loan (except for changes in the rate of tax on the overall net income of the Lender); or

                    (ii) shall impose, modify or deem applicable any reserve, special deposit, capital adequacy or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender or shall impose on the Lender any other condition affecting (1) the obligation of the Lender to make or maintain the Loan; or (2) the Note;

and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining the Loan or to reduce the amount of any sum received or receivable by the Lender under this Agreement or under the Note, by an amount reasonably deemed by the Lender to be material, then, within fifteen days after demand by the Lender, the Company shall pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction. A certificate of the Lender setting forth the basis for determining such additional amount or amounts necessary to compensate the Lender shall be conclusive in the absence of manifest error.

          Section 3.3 Interest after Maturity. In the event the Company shall fail to make any payment of the principal amount of, or interest on, the Loan when due (whether by acceleration or otherwise), after giving effect to any applicable grace period provided for in this Agreement, the Company shall pay interest on such unpaid amount, payable from time to time on demand, from the date such amount shall have become due to the date of payment thereof, accruing on a daily basis, at a per annum rate (the "Default Rate") equal to the greater of (i) the sum of the interest rate on the Loan in effect immediately before such amount became due, plus two per cent (2.0%) and (ii) the Base Rate, plus two per cent (2.0%).

          Section 3.4    Payment and Computations.

               (a) All payments required or permitted to be made to the Lender under this Agreement or the Note shall be made to the Lender in Dollars at the Lending Office of the Lender in immediately available funds.

               (b) Interest on the Loan shall be computed on the basis of a year of 360 days consisting of 12 months of 30 days each and, in the case of a portion of a month, for the actual number of days (including the first day but excluding the last day) elapsed.

               (c) Interest on the Loan shall be payable in arrears on each Interest Payment Date; provided, that in the event that any Interest Payment Date shall be a day which is not a Business Day, the obligation to make such payment shall be deferred to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the Interest Payment Date shall be advanced to the next preceding Business Day.

               (d) Whenever any payment of principal is required or permitted to be made on a day which is not a Business Day, the obligation of the Company to make such payment shall be deferred until the next succeeding Business Day and, in such case, such extension of time shall be included in the computation of interest in respect of such principal amount at the rate in effect at the date such principal amount was otherwise due and payable.

          Section 3.5 Payment at Maturity. Any principal amount of the Note theretofore not repaid, together with any accrued interest thereon, shall be due and payable in full on the Maturity Date.

          Section 3.6    Optional Prepayments: Certain Early
Repayments.

               (a)  Subject to the terms and conditions of this
     Section 3.6, the Company may, at its sole option, prepay the principal amount of the Loan in whole or in part (in any amount of $1,000,000 or more) at any time and from time to time (each an "Optional Prepayment") without premium or penalty (except as set forth in Section 3.6(c) below). Each Optional Prepayment shall be accompanied by the payment of all accrued and unpaid interest to the date of such Optional Prepayment on the principal amount of such Optional Prepayment and any amounts due under Section 3.6(c) in connection with such Optional Prepayment.

               (b) In respect of each Optional Prepayment proposed to be made by the Company, the right of the Company to make such Optional Prepayment is subject to the Lender's receipt from the Company, at least three Business Days prior to the date specified therein as the date on which Optional Prepayment is to be made, of a written notice (which shall be irrevocable) specifying (i) the principal amount of such Optional Prepayment and (ii) the date (which shall be a Business Day) on which such Optional Prepayment will be made.

               (c) If the Company prepays all or any part of the outstanding principal balance of the Loan in advance of the Maturity Date (whether due to Optional Prepayment, acceleration or for any other reason), in addition to the payments of principal and accrued and unpaid interest, the Company shall pay to the Lender, upon the request of the Lender, such amount or amounts as shall be sufficient in the reasonable opinion of the Lender, to compensate the Lender for any loss, cost, or expense incurred as a result of any payment or prepayment on a date other than the Maturity Date for such Loan, such compensation to include, without limitation, an amount equal to the excess of (i) the interest that would have been received from the Company under this Agreement on any amounts to be reemployed during the period from the payment or prepayment date to the Maturity Date over (ii) the interest component of the return that the Lender determines it could have obtained had it placed such amount on deposit in the interbank Dollar market selected by it for a period equal to such period from the payment or prepayment date to the Maturity Date.

          Section 3.7    Highly Leveraged Transaction.   In the
event that the Loan shall be designated a "highly leveraged transaction" (as defined in Bank Circular BC-242, dated October 30, 1989, as supplemented by Supplement 1, dated February 16, 1990, and as may hereafter be supplemented or amended from time to time), the Lender shall so notify the Company, whereupon the Company shall pay additional compensation for the Loan at the rate of $150,000 per annum from the date of such designation through the date that such designation ceases to be effective or the Loan is repaid in full. Such compensation shall be paid quarterly in arrears.

                            ARTICLE 4

CONDITIONS PRECEDENT TO THE LOAN

          Section 4.1 Delivery on or Prior to Loan Date. The obligation of GFC or CSFB to make the Loan to the Company hereunder is subject to the condition precedent that the applicable Lender shall have received an irrevocable Notice of Borrowing from the Company on the Business Day prior to the requested Loan Date that specifies the Loan Date (which shall be a Business Day) and confirms that the amount of the Loan shall be $20,000,000; and such obligation is subject to the further condition precedent that the applicable Lender shall have received from the Company on or prior to the Loan Date the following instruments, each dated as of the Loan Date:

               (a)  The Note, duly executed by the Company;

               (b) An opinion of counsel to the Company in form and substance satisfactory to the applicable Lender;

               (c) A certified copy of the resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the Note;

               (d)  A certificate of the Secretary, an Assistant
     Secretary or an Assistant Treasurer of the Company certifying the names and true signatures of the Authorized Officers;

               (e) A certified copy of the By-Laws of the Company as in effect on the Loan Date; and

               (f) A certified copy of each Senior Note Agreement, the Fleet Loan Agreement and other agreement evidencing
     Indebtedness of the Company for borrowed money in effect as of the Loan Date.

          Section 4.2 Further Condition Precedent to the Loan. The obligation of GFC or CSFB to make the Loan shall be subject to the further conditions precedent that on the Loan Date the following statements shall be true and correct and the applicable Lender shall have received a certificate signed by an Authorized Officer, dated the Loan Date, to the effect that:

               (a) The representations and warranties of the Company contained in Article 5 are correct as of the Loan Date as though made on and as of the Loan Date;

               (b) No event has occurred and is continuing, or would result from the Loan after giving effect to the application of the proceeds therefrom, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both;

               (c)  No Default shall have occurred and be
     continuing at the time the Loan is to be made or would result from the making of the Loan or from the application of the proceeds thereof; and

               (d) All legal matters incident to the closing of the transactions contemplated by this Agreement and the making of the Loan shall be satisfactory to the applicable Lender and its counsel.

                            ARTICLE 5

                  REPRESENTATION AND WARRANTIES

     The Company hereby represents and warrants to GFC and CSFB that:

          Section 5.1    Organization.

               (a) Each of the Company and its Subsidiaries is duly organized and validly existing under the laws of its jurisdiction of organization and has the power to own its assets and to transact the business in which it is presently engaged and in which it proposes to be engaged. Schedule 3.1 annexed to the Fleet Loan Agreement accurately and completely lists the jurisdiction of incorporation of the Company and its Subsidiaries, and the authorized and outstanding shares of common stock of the Company and its Subsidiaries, except for the name change of NCB Capital as contemplated in Schedule
     3.13.5. All of the shares which are issued and outstanding have been duly and validly issued and are fully paid and non-

     assessable. Except as set forth on such Schedule 3.1, there are not outstanding any warrants, options, contracts or commitments of any kind entitling any Person to purchase or otherwise acquire any shares of capital stock of the Company or its Subsidiaries nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of the Company or any of its Subsidiaries. Except as set forth on such Schedule 3.1, neither the Company nor any of its Subsidiaries has any Subsidiary.

               (b) There are no jurisdictions other than as set forth on Schedule 3.1 annexed to the Fleet Loan Agreement in which the character of the properties owned or proposed to be owned by the Company or any of its Subsidiaries or in which the transaction of the business of the Company or any of its Subsidiaries as now conducted or as proposed to be conducted requires or will require the Company or any of its Subsidiaries to qualify to do business and as to which failure so to qualify could have a material adverse effect on the business, operations, financial condition or properties of the Company and its Subsidiaries, taken as a whole.

          Section 5.2 Power, Authority and Consents. (i) The Company has the power to execute, deliver and perform the Loan Documents to be executed by it; (ii) the Company has the power to borrow hereunder and has taken all necessary action to authorize the borrowing hereunder on the terms and conditions of this Agreement, and (iii) the Company has taken all necessary action, corporate or otherwise, to authorize the execution, delivery and performance of this Agreement and the Note (the "Loan Documents"). No consent or approval of any Person (including, without limitation, any stockholder of the Company), no consent or approval of any landlord or mortgagee, no waiver of any Lien or right of distraint or other similar right and no consent, license, approval, authorization or declaration of any governmental authority, bureau or agency, is or will be required in connection with the execution, delivery or performance by the Company, or the validity or enforcement of, the Loan Documents, or if required each of which has been duly and validly obtained on or prior to the date hereof and is now in full force and effect.

          Section 5.3 No Violation of Law or Agreements. The execution and delivery by the Company of each Loan Document and performance by it hereunder and thereunder, will not violate any provision of law and will not conflict with or result in a breach of any order, writ, injunction, ordinance, resolution, decree, or other similar document or instrument of any court or governmental authority, bureau or agency, domestic or foreign, or any charter or by-laws of the Company or create (with or without the giving of notice or lapse of time, or both) a default under or breach of any agreement, bond, note or indenture to which the Company is a party, or by which the Company is bound or any of its properties or assets is affected, or result in the imposition of any Lien of any nature whatsoever upon any of the properties or assets owned by or used in connection with the business of the Company.

          Section 5.4    Due Execution, Validity and
Enforceability. This Agreement and each other Loan Document has been duly executed and delivered by the Company and each constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors' rights generally and except that the remedy of specific performance and other equitable remedies are subject to judicial discretion.

          Section 5.5 Properties. All of the properties and assets owned by the Company or any of its Subsidiaries are owned by each of them, respectively, free and clear of any Lien of any nature whatsoever, except Permitted Liens and as permitted by
Schedule 3.5 annexed to the Fleet Loan Agreement.

          Section 5.6    Judgments, Actions and Proceedings.
Except as set forth on Schedule 3.6 annexed to the Fleet Loan
Agreement, there are no outstanding judgments, actions or proceed-

ings pending before any court or governmental authority, bureau or agency, with respect to the Company or any of its Subsidiaries or, to the best of the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries, involving, in the case of any court proceeding, a claim in excess of $250,000, nor, to the best of the Company's knowledge is there any reasonable basis for the institution of any such action or proceeding which is probable of assertion, nor are there any such actions or proceedings in which the Company or any of its Subsidiaries is a plaintiff or complainant.

          Section 5.7 No Defaults, Compliance With Laws. Except as set forth on Schedule 3.7 annexed to the Fleet Loan Agreement, neither the Company nor any of its Subsidiaries is in material default under any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party or by which it is bound, or any other agreement or other instrument by which any of the properties or assets owned by it or used in the conduct of its business is affected, and each of the Company and its Subsidiaries has complied and is in compliance in all material respects with all applicable laws, ordinances and regulations non-compliance with which could have a material adverse effect on the business, operations, financial condition or properties of the Company or any of its Subsidiaries or on the ability of the Company or any of its Subsidiaries to perform their respective obligations under the Loan Documents.

          Section 5.8 Burdensome Documents. Except as set forth on Schedule 3.8 annexed to the Fleet Loan Agreement, neither the Company nor its Subsidiaries is a party to or bound by, nor are any of its properties or assets affected by, any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment which materially and adversely affects its business, assets or condition, financial or otherwise.

          Section 5.9 Financial Statements. Each of the Financial Statements is correct and complete and presents fairly the consolidated and consolidating financial position of the Company and its Subsidiaries, as the case may be, as at its date, and has been prepared in accordance with GAAP. As of the Effective Date, (a) neither the Company nor any of its Subsidiaries has any material obligation, liability or commitment, direct or contingent, which is not reflected in the Financial Statements, and (b) there has been no material adverse change in the financial position or operations of the Company or any of its Subsidiaries since the date of the latest balance sheet included in the Financial Statements (the "Latest Balance Sheet"). The fiscal year of the Company is the twelve-month period ending on December 31 in each year.

          Section 5.10 Tax Returns. The Company and each of its Subsidiaries has filed all federal, state and local tax returns required to be filed by it and has not failed to pay any taxes, or interest and penalties relating thereto, on or before the due dates thereof. Except to the extent that reserves therefor are reflected in the Financial Statements, (a) there are no material federal, state or local tax liabilities of the Company and its Subsidiaries due or to become due for any tax year ended on or prior to the date of the Latest Balance Sheet relating to such entity, whether incurred in respect of or measured by the income of such entity, which are not properly reflected in the Latest Balance Sheet, and
(b) there are no material claims pending or, to the knowledge of the Company, proposed or threatened against the Company or any of its Subsidiaries for past federal, state or local taxes, except those, if any, as to which proper reserves are reflected in the Financial Statements.

          Section 5.11 Intangible Assets. The Company and each of its Subsidiaries possess all necessary patents, trademarks, trademark rights, trade names, trade name rights and copyrights to conduct its business as now conducted and as proposed to be conducted, without any conflict with the patents, trademarks rights, trade names, trade name rights and copyrights of others.

          Section 5.12 Regulation U. No part of the proceeds received by the Company from the Loan will be used directly or indirectly for the purpose of purchasing or carrying, or for payment in full or in part of Indebtedness which was incurred for the purposes of purchasing or carrying, any margin stock as such term is defined in 221.3 of Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II, Part 221.

          Section 5.13   Name Changes.  Except as set forth on
Schedule 3.13 annexed to the Fleet Loan Agreement, neither the Company nor any of its Subsidiaries has within the six-year period immediately preceding the date of this Agreement changed its name, been the surviving entity of a merger or consolidation, or acquired all or substantially all of the assets of any Person.

          Section 5.14 Full Disclosure. None of the Financial Statements, nor any certificate, opinion, or any other statement made or furnished in writing to GFC or CSFB by or on behalf of the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated herein, contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading, as of the date such statement was made. There is no fact known to the Company which has, or would in the now foreseeable future have, a material adverse effect on the business, prospects or condition, financial or otherwise, of the Company or of any of its Subsidiaries, which fact has not been set forth herein, in the Financial Statements, or any certificate, opinion, or other written statement so made or furnished to GFC and CSFB.

          Section 5.15 Employee Grievances. Except as set forth on Schedule 3.15 annexed to the Fleet Loan Agreement, there are no actions or proceedings pending or, to the best of the knowledge of the Company, threatened against the Company or any of its Subsidiaries by or on behalf of, or with, its employees, other than employee grievances arising in the ordinary course of business which are not, in the aggregate, material.

          Section 5.16   Condition of Assets.  All of the assets
and properties of the Company and its Subsidiaries which are reasonably necessary for the operation of its business are in good working condition, ordinary wear and tear excepted, and are able to serve the function for which they are currently being used.

          Section 5.17   ERISA.

               (a) Except as set forth on Schedule 3.17 annexed to the Fleet Loan Agreement, neither the Company nor any of its Subsidiaries have and has ever had, any Plan in connection with which there could arise a direct or contingent liability of the Company or any of its Subsidiaries to the PBGC, Department of Labor or the IRS. Neither the Company nor any of its Subsidiaries is a participating employer (i) in any Plan under which more than one employer makes contributions as described in Sections 4063 and 4064 of ERISA, or (ii) in a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

               (b)  All references to the Company or its Sub-

     sidiaries in this Section 5.17 or in any other Section of this Agreement relating to ERISA, shall be deemed to refer to the Company and its Subsidiaries and all other entities which are, together with the Company, part of a Controlled Group.

                            ARTICLE 6

DELIVERY OF FINANCIAL REPORTS, DOCUMENTS AND OTHER INFORMATION

          Prior to the Loan Date and thereafter until payment in full of the Note and full and complete performance of all of its other obligations arising hereunder, the Company shall deliver to the Lender:

          Section 6.1 Annual Financial Statements. Annually, as soon as available, but in any event within 90 days after the last day of each of its fiscal years, consolidated and consolidating statements of financial condition, income and cash flows, a reconciliation of net income and net cash provided by operating activities and consolidated statements of changes in members' equity of the Company and its Subsidiaries, and a consolidated balance sheet of the Company as at such last day of the fiscal year, and the related consolidated statements of income and retained earnings and cash flows of the Company for such fiscal year, each prepared in accordance with GAAP consistently applied, in reasonable detail, and, as to the consolidated statements of the Company and its Subsidiaries and the statements of the Company, certified without qualification by independent certified public accountants satisfactory to the Lender, or certified, as to the consolidating statements, by the chief financial officer of the Company, as fairly presenting the financial positions and the results of operations of the Company and its Subsidiaries, as at and for the year ending on its date and as having been prepared in accordance with GAAP.

          Section 6.2 Quarterly Financial Statements. As soon as available, but in any event within 45 days after the end of the Company's first three fiscal quarterly periods, consolidated and consolidating statements of financial condition, income and cash flows, a reconciliation of net income and net cash provided by operating activities and consolidated statements of changes in members' equity of the Company and its Subsidiaries and a consolidated balance sheet of the Company as of the last day of such quarter, and statements of income and retained earnings and cash flows for the Company for such quarter, and comparative figures for the corresponding period of the immediately preceding fiscal year, all in reasonable detail, each such statement to be certified in a certificate of the president or chief financial officer of the Company as fairly presenting the financial position and the results of operations of the Company and its Subsidiaries as at its date and for such quarter and as having been prepared in accordance with GAAP (subject to year-end audit adjustments).

          Section 6.3    Other Information.  Promptly after a
written request therefor, such other financial data or information evidencing compliance with the requirements of this Agreement, as the Lender may reasonably request from time to time.

          Section 6.4 No Default Certificate. At the same time as it delivers the financial statements required under the provisions of Section 6.1 and 6.2, a certificate of the president or chief executive officer or chief financial officer of the Company to the effect that no Event of Default hereunder and that no default under any other agreement to which the Company or any of its Subsidiaries is a party or by which it is bound, or by which, to the best of the knowledge of the Company and any of its Subsidiaries, any of its properties or assets, taken as a whole, may be materially affected, and no event which, with the giving of notice or the lapse of time, or both, would constitute such an Event of Default or default, exists, or, if such cannot be so certified, specifying in reasonable detail the exceptions, if any, to such statement. Such certificate shall be accompanied by a detailed calculation indicating compliance with the covenants contained in Section 7.9 hereof.

          Section 6.5 Certificate of Accountants. At the same time as it delivers the financial statements required under the provisions of Section 6.1, a certificate of the independent certified public accountants of the Company and its Subsidiaries, specifically addressed to the Company and its Subsidiaries and to the Lender, to the effect that during the course of their audit of the operations of the Company and its Subsidiaries and its condition as of the end of the fiscal year, nothing has come to their attention which would indicate that an Event of Default or Default hereunder has occurred or that there was any violation of the covenants of the Company or any of its Subsidiaries contained in Section 7.9 or Article 8 of this Agreement, or, if such cannot be so certified, specifying in reasonable detail the exceptions, if any, to such statement.

          Section 6.6 Copies of Documents. Promptly upon their becoming available, copies of any (a) financial statements, projections, non-routine reports, notices (other than routine correspondence), requests for waivers and proxy statements, in each case, delivered by the Company to any lending institution other than the Lender; (b) correspondence or notices received by the Company from any federal, state or local governmental authority which regulates the operations of the Company, relating to an actual or threatened change or development which would be materially adverse to the Company; (c) registration statements and any amendments and supplements thereto, and any regular and periodic reports, if any, filed by the Company with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of the said Commission; and (d) letters of comment or correspondence sent to the Company by any such securities exchange or such Commission in relation to the Company and its affairs.

          Section 6.7    Notices of Defaults.

               (a) Promptly, notice of the occurrence of any event which constitutes, or with notice to it or lapse of time, or both, would constitute, an Event of Default hereunder, or would constitute or cause a material adverse change in the condition, financial or otherwise, or the operations of the Company.

               (b) Promptly, notice of the occurrence of any event which constitutes or with notice or lapse of time, or both would constitute, an event of default by the Company under any material agreement of the Company, or would constitute or cause a material adverse change in the condition, financial or otherwise, or the operation of the Company.

          Section 6.8    ERISA Notices.

               (a) Concurrently with such filing, a copy of each Form 5500 which is filed with respect to each Plan with the IRS; and

               (b) Promptly, upon their becoming available, copies of: (i) all correspondence with the PBGC, the Secretary of Labor or any representative of the IRS with respect to any Plan, relating to an actual or threatened change or development which would be materially adverse to the Company;
     (ii) copies of all actuarial valuations received by the Company with respect to any Plan; and (iii) copies of any notices of Plan termination filed by any Plan Administrator (as those terms are used in ERISA) with the PBGC and of any notices from PBGC to the Company with respect to the intent of the PBGC to institute involuntary termination proceedings.

                            ARTICLE 7

                      AFFIRMATIVE COVENANTS

          Prior to the Loan Date and thereafter until payment in full of the Note and full and complete performance of all of its other obligations arising hereunder, the Company shall, and shall cause each of its Subsidiaries to:

          Section 7.1 Books and Records. Keep proper books of record and account in a manner reasonably satisfactory to the Lender in which full, true and correct entries shall be made of all dealings or transactions in relation to its business and activities.

          Section 7.2 Inspections and Audits. Permit the Lender to make or cause to be made (and, after the occurrence of and during the continuance of an Event of Default, at the Company's expense) inspections and audits of any books, records and papers of the Company and to make extracts therefrom and copies thereof, or to make inspections and examinations of any properties and facilities of the Company, on reasonable notice, at all such reasonable times and as often as the Lender may reasonably require, in order to assure that the Company is and will be in compliance with its obligations under the Loan Documents.

          Section 7.3 Maintenance and Repairs. Maintain in good repair, working order and condition, subject to normal wear and tear, all material properties and assets from time to time owned by it and used in or necessary for the operation of its business, and make all reasonable repairs, replacements, additions and improvements thereto.

          Section 7.4 Continuance of Business. Do, or cause to be done, all things reasonably necessary to preserve and keep in full force and effect its corporate existence and all permits, rights and privileges necessary for the proper conduct of its business and continue to engage in the same line of business.

          Section 7.5 Copies of Corporate Documents. Subject to the prohibitions set forth in Section 8.12 hereof, promptly deliver to the Lender copies of any amendments or modifications to its by-laws, certified by the secretary or assistant secretary of the corporation.

          Section 7.6 Perform Obligations. Pay and discharge all of its obligations and liabilities, including, without limitation, all taxes, assessments and governmental charges upon its income and properties, when due, unless and to the extent only that such obligations, liabilities, taxes, assessment and governmental charges shall be contested in good faith and by appropriate proceedings and that, to the extent required by GAAP then in effect, proper and adequate book reserves relating thereto are established by the Company, and then only to the extent that a bond is filed in cases where the filing of a bond is necessary to avoid the creation of a Lien against any of its properties.

          Section 7.7 Notice of Litigation. Promptly notify the Lender in writing of any litigation, legal proceeding or dispute, other than disputes in the ordinary course of business or, whether or not in the ordinary course of business, involving amounts less than Two Hundred and Fifty Thousand Dollars ($250,000), affecting the Company whether or not fully covered by insurance, and regard-

less of the subject matter thereof (excluding, however, any actions relating to workmen's compensation claims or negligence claims relating to use of motor vehicles, if fully covered by insurance, subject to deductibles).

          Section 7.8    Insurance.

               (a) Maintain with responsible insurance companies such insurance on such of its properties, in such amounts and against such risks as is customarily maintained by similar businesses; file with the Lender upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, dates of the expiration thereof and the properties and risks covered thereby; and, within ten (10) days after notice in writing from the Lender, obtain such additional insurance as the Lender may reasonably request; and,

               (b) Carry all insurance available through the PBGC or any private insurance companies covering its obligations to the PBGC.

          Section 7.9    Financial Covenants.  Have or maintain:

               (a) At all times, Consolidated Effective Net Worth in an amount not less than the sum of (i) Two Hundred Sixty-Five Million Dollars ($265,000,000) plus (ii) the sum, for all fiscal quarters of the Company ended subsequent to January 1, 1993, of the greater, for each fiscal quarter, of
     (A) Zero Dollars ($0) and (B) fifty percent (50%) of Consolidated Net Earnings for each such fiscal quarter.

               (b) At all times, Consolidated Adjusted Net Worth in an amount not less than the sum of (i) One Hundred Million Dollars ($100,000,000) plus (ii) the sum, for all fiscal quarters of the Company ended subsequent to January 1, 1993, of the greater, for each fiscal quarter, of (A) Zero Dollars ($0) and (B) fifty percent (50%) of Consolidated Net Earnings for each such fiscal quarter.

               (c) With respect to the Company at all times, Investments of the types described in Section 8.9(i) through
     (xii) hereof in an aggregate amount not less than Twenty-Five Million Dollars ($25,000,000).

               (d) With respect to the Company for any period of four (4) consecutive fiscal quarters of the Company, Consolidated Earnings Available for Fixed Charges not less than one hundred ten percent (110%) of Consolidated Fixed
     Charges for such period.

               (e) With respect to the Company, Paid-in-Capital in each of the following Subsidiaries in an amount not greater than the following amounts:

                                                    Amount of
          Subsidiary                              Paid-in-Capital

          NCB Financial Corporation               $15,000,000
          NCB Capital                             $15,000,000

               (f) With respect to the Company at all times, Investments in Subsidiaries (other than as set forth in subsection 7.9(e) above and excluding SPV's and secured loans to NCB Capital) in an aggregate amount with respect to all such Subsidiaries of not greater than $30,000,000.

               (g) At all times, a ratio of Consolidated Debt to Consolidated Adjusted Net Worth in an amount not greater than
     10.0 to 1.0. For purposes of calculating the ratio set forth in this subsection 7.9(g) and in subsection 7.9(h) below only, "Consolidated Adjusted Net Worth" shall be reduced by the amount by which the sum of 75% of (i) 90 day overdue accounts,
     (ii) non-performing loans, (iii) real estate owned in substance foreclosure and other miscellaneous repossessions, and (iv) modified loans, exceed the reserves for credit losses established by the Company and its Subsidiaries.

               (h)  At all times, a ratio of Consolidated Senior
     Debt to Consolidated Adjusted Net Worth in an amount not greater than 6.5 to 1.0.

               (i)  Qualified Assets of not less than one hundred
     (100%) percent of the sum (at any date of determination thereof) of:

                         (i)  NCCB Senior Obligations, plus

                         (ii) the aggregate unpaid principal
               amount of Subordinated Debt (as defined in the Senior Note Agreements as in effect on the date hereof), less

                         (iii)     the aggregate unpaid principal
               amount of Class A Notes.

          Section 7.10 Reportable Events. Promptly notify the Agent in writing of the occurrence of any Reportable Event, as defined in Section 4043 of ERISA, if a notice of such Reportable Event is required under ERISA to be delivered to the PBGC within 30 days after the occurrence thereof, together with a description of such Reportable Event and a statement of the action the Company intends to take with respect thereto, together with a copy of the notice thereof given to the PBGC.

          Section 7.11 Comply with ERISA. Comply in all material respects with all applicable provisions of ERISA now or hereafter in effect.

          Section 7.12 Senior Debt Agreements. Comply and remain at all times in compliance with the Senior Note Agreements and the Fleet Loan Agreement.

                            ARTICLE 8

                       NEGATIVE COVENANTS.

          Until the Loan Date and thereafter until payment in full of the Note and full and complete performance of all of its other obligations arising hereunder, neither the Company nor any of its Subsidiaries shall do, agree to do, or permit to be done, any of the following:

          Section 8.1    Indebtedness.  Subject to subsections
7.9(f), (g) and (h), create, incur, permit to exist or have outstanding any Indebtedness, except:

               (a) Indebtedness to the Lender under this Agreement and the Note;

               (b)  Indebtedness of the Company under the Fleet
     Loan Agreement;

               (c) Taxes, assessments and governmental charges, non-interest bearing accounts payable and accrued liabilities, in any case not more than 90 days past due from the original due date thereof (e.g., deferred compensation and deferred taxes) and in each case incurred and continuing in the ordinary course of business;

               (d) Indebtedness under, and as permitted by, the Senior Note Agreements;

               (e)  Indebtedness under the Class A Notes; and

               (f) Indebtedness as set forth on Schedule 7.1 annexed to the Fleet Loan Agreement.

          Section 8.2    Liens.  Create, or assume or permit to
exist, any Lien on any of the properties or assets of the Company whether now owned or hereafter acquired, except:

               (a)  Permitted Liens;

               (b) As set forth on Schedule 3.5 annexed to the Fleet Loan Agreement; and

               (c) To secure obligations in connection with Eligible Derivatives; provided, however, in the event the Agent under the Fleet Loan Agreement notifies the Company in writing that either (i) the Total Commitments (as defined therein) are being terminated pursuant to the terms and conditions of the Fleet Loan Agreement, or (ii) the Banks (as defined therein) have elected not to extend or renew either of their respective A Commitments or B Commitments (as so defined) upon maturity thereof, then the aggregate amount of obligations in respect of Eligible Derivatives secured by such Liens shall not exceed the greater of: (A) $10,000,000, or (B) the aggregate amount of such obligations outstanding on the date such notification is delivered to the Company by the Agent pursuant to the Fleet Loan Agreement.

          Section 8.3 Guaranties. Assume, endorse, be or become liable for, or guarantee, the obligations of any Person, except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business. For the purposes hereof, the term "guarantee" shall include any agreement, whether such agreement is on a contingency or otherwise, to purchase, repurchase or otherwise acquire Indebtedness of any other Person, or to purchase, sell or lease, as lessee or lessor, property or services, in any such case primarily for the purpose of enabling another person to make payment of Indebtedness, or to make any payment (whether as an advance, capital contribution, purchase of an equity interest or otherwise) to assure a minimum equity, asset base, working capital or other balance sheet or financial condition, in connection with the Indebtedness of another Person, or to supply funds to or in any manner invest in another Person in connection with such Person's
Indebtedness.   Asset Securitization Recourse Liabilities shall not
constitute "guarantees" hereunder.

          Section 8.4    Mergers, Acquisitions.  Merge or
consolidate with any Person (whether or not the Company is the surviving entity), except a Subsidiary may consolidate with, or merge into, the Company or another Subsidiary, or, except as permitted by subsection 7.9(f), acquire all or substantially all of the assets or any of the capital stock of any Person.

          Section 8.5    Redemptions; Distributions.

               (a) Except for redemptions by the Company of Class B1 Common Stock from the holders thereof who no longer have loans from the Company outstanding, purchase, redeem, retire or otherwise acquire, directly or indirectly, or make any sinking fund payments with respect to, any shares of any class of stock of the Company now or hereafter outstanding or set apart any sum for any such purpose; or

               (b) Except as otherwise permitted under the Senior Note Agreements, declare or pay any dividends or make any distribution of any kind on the Company's outstanding stock, or set aside any sum for any such purpose, except that the Company may declare or pay any dividend payable solely in shares of its common stock and any Subsidiary may declare or pay any dividend to the Company.

          Section 8.6    Intentionally Omitted.

          Section 8.7 Changes in Business. Make any material change in its business, or in the nature of its operation, or liquidate or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of any material portion of its property, assets or business except in the ordinary course of business and for a fair consideration or dispose of any shares of stock or any Indebtedness, whether now owned or hereafter acquired.

          Section 8.8    Intentionally Omitted.

          Section 8.9    Investments.  Make, or suffer to exist,
any Investment in any Person, including, without limitation, any shareholder, director, officer or employee of the Company or any of its Subsidiaries, except investments in:

                    (i)  Demand deposits in and one-to-four day
          loans which bear interest at the Federal Funds Rate or other similar short-term unsecured loans to Selected
          Banks;

                    (ii) Marketable obligations of the United
          States;

                    (iii) Marketable obligations guaranteed by or insured by the United States, or those for which the full faith and credit of the United States is pledged for the repayment of principal and interest thereon;

                    (iv) Marketable obligations issued, guaranteed, or fully insured by any agency, instrumentality, or corporation of the United States established or to be established by the Congress, for which the credit of such agency, instrumentality, or corporation is pledged for the repayment of the principal and interest thereof;

                    (v) Marketable general obligations of a state, a territory or a possession of the United States, or any political subdivision of any of the foregoing, or the District of Columbia, unconditionally secured by the full faith and credit of such state, territory, possession, political subdivision or district provided that such state, territory, possession, political subdivision or district has general taxing authority and the power to levy such taxes as may be required for the payment of principal and interest thereof;

                    (vi) Domestic and LIBOR, negotiable time and variable rate certificates of deposit issued by Selected Banks;

                    (vii)     Marketable bankers' acceptances and
          finance bills accepted by Selected Banks;

                    (viii)    Prime commercial paper having a
          credit rating equal to at least A-2 issued by S&P or P-2 issued by Moody's or Duff-2 issued by Duff & Phelps
          Credit Rating Co.;

                    (ix) Marketable corporate debt securities having at least an A credit rating issued by S&P or an A-2 issued by Moody's;

                    (x) Repurchase, reverse repurchase agreements and security lending agreements collateralized by securities of the type described in subsections (ii) and
          (iv);

                    (xi) Asset-backed securities issued against a pool of receivables which have a long-term rating of AAA or better by S&P, Moody's or Duff & Phelps Credit Rating Co. and which have an average life or final maturity of no more than five years;

                    (xii)     Mortgage-backed securities issued
          against an underlying pool of mortgages which have a long-term rating of AAA or better by S&P, Moody's or Duff & Phelps Credit Rating Co.; provided such mortgage-backed securities shall have an average life, as determined by the dealer's prepayment assumptions at the time of purchase, of no more than five years;

                    (xiii)    Subsidiaries, subject to the
          limitations stated in subsection 7.9(e)-(f) hereof; and

                    (xiv)     Promissory notes and other interest
          bearing obligations acquired in the ordinary course of business and the issuance of letters of credit in the ordinary course of business.

          Section 8.10   Fiscal Year.  Change its fiscal year.

          Section 8.11   ERISA Obligations.

               (a) Be or become obligated to the PBGC other than in respect of annual premium payments in excess of $50,000.

               (b) Be or become obligated to the IRS with respect to excise or other penalty taxes provided for in Section 4975 of the Code, as in effect or hereafter amended or supplemented, in excess of $50,000.

          Section 8.12   Amendment of Documents.

               (a) Modify, amend, supplement or terminate, or agree to modify, amend, supplement or terminate its by-laws.

               (b) Modify, amend or supplement or agree to modify, amend or supplement the Class A Notes (including, without limitation, the subordination provisions set forth therein) in any respect that could materially and adversely affect the financial condition or business of the Company or its ability to perform hereunder or could materially and adversely affect the rights of the Lender hereunder.

          Section 8.13 Transactions with Affiliates. Except as expressly permitted by this Agreement, and as set forth on Schedule
7.13 annexed to the Fleet Loan Agreement, directly or indirectly:
(a) make any Investment in an Affiliate; or (b) consolidate with or purchase or acquire assets from an Affiliate; or enter into any other transaction directly or indirectly with or for the benefit of any Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided, however, that (i) any Affiliate who is an individual may serve as an employee or director of the Company and receive reasonable compensation for his services in such capacity, and (ii) the Company may enter into any transaction with an Affiliate providing for the leasing of property, the rendering or receipt of services or the purchase or sale of product, inventory and other assets in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Company as the monetary or business consideration which would obtain in a comparable arm's length transaction with a Person not an Affiliate.

                            ARTICLE 9

                        EVENTS OF DEFAULT

          If any one or more of the following events ("Events of Default") shall occur and be continuing, the entire unpaid balance of the principal of and interest on the Note outstanding and all other obligations and Indebtedness of the Company to the Lender arising hereunder and under the other Loan Documents shall immediately become due and payable upon written notice to that effect given to the Company by the Lender (except that in the case of the occurrence of any Event of Default described in Section 9.7 no such notice shall be required), without presentment or demand for payment, notice of non-payment, protest or further notice or demand of any kind, all of which are expressly waived by the Company; provided, however, that: (i) in case of the occurrence of the Event of Default described in Section 9.1, no such notice shall be required after the passage of ten (10) days after the Grace Period provided for therein; and (ii) in case of the occurrence of the Event of Default described in Section 9.7, no such notice shall be required.

          Section 9.1 Payments. Failure to make any required payment of principal of the Note or the Loan or failure within three (3) Business Days after the due date thereof (the "Grace Period") to make any payment of interest on the Note or the Loan; or,

          Section 9.2 Incurring of Indebtedness during the Grace Period. Incurring of any Indebtedness during the Grace Period including, without limitation, the issuance of Senior Notes; or,

          Section 9.3 Covenants. Failure to perform or observe any of the agreements of the Company contained in Section 7.9 or
Article 8 hereof (except for the agreements of the Company contained in Sections 8.9 or 8.13); or,

          Section 9.4 Other Covenants. Failure by the Company to perform or observe the agreements of the Company contained in Sections 8.9 or 8.13 hereof or any other term, condition or covenant of this Agreement or of any of the other Loan Documents to which it is a party, including, without limitation, the Note, which shall remain unremedied for a period of fifteen (15) days after notice thereof shall have been given to the Company by the Lender; or,

          Section 9.5    Other Defaults.

               (a)  Failure by the Company or any of its
     Subsidiaries to perform or observe any term, condition or covenant of any bond, note, debenture, loan agreement, indenture, guaranty, trust agreement, mortgage or similar instrument to which the Company or such Subsidiary is a party or by which it is bound, or by which any of its properties or assets may be affected including, without limitation, the Senior Note Agreements, the Fleet Loan Agreement or any other evidences of Indebtedness (a "Debt Instrument"), so that, as a result of any such failure to perform, the Indebtedness included therein or secured or covered thereby may be declared due and payable prior to the date on which such Indebtedness would otherwise become due and payable;

               (b) Any event or condition referred to in any Debt Instrument shall occur or fail to occur, so that, as a result thereof, the Indebtedness included therein or secured or covered thereby may be declared due and payable prior to the date on which such Indebtedness would otherwise become due and payable; or,

               (c) Failure to pay any Indebtedness for borrowed money when due under any Debt Instrument, whether at final maturity or, in the case of Debt Instruments payable on demand, upon demand; or,

          Section 9.6 Representations and Warranties. Any representation or warranty made in writing to GFC, CSFB or the Lender in any of the Loan Documents or in connection with the making of the Loan, or any certificate, statement or report made or delivered in compliance with this Agreement, shall have been false or misleading in any material respect when made or delivered; or,

          Section 9.7    Bankruptcy.

               (a) The Company shall make an assignment for the benefit of creditors, file a petition in bankruptcy, be adjudicated insolvent, petition or apply to any tribunal for the appointment of a receiver, custodian, or any trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or the Company shall take any action to authorize any of the foregoing actions; or there shall have been filed any such petition or application, or any such proceeding shall have been commenced against it, which remains undismissed for a period of thirty (30) days or more; or any order for relief shall be entered in any such proceeding; or the Company by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or shall suffer any custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) days or more; or,

               (b) The Company shall generally not pay its debts as such debts become due; or,

               (c) The Company shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its property through legal proceedings or distraint which is not vacated within thirty (30) days from the date thereof; or,

          Section 9.8 Judgments. Any judgment against the Company or any attachment, levy of execution against any of its properties for any amount in excess of $500,000 shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of sixty (60) days or more; or,

          Section 9.9    ERISA.

               (a) The termination of any Plan or the institution by the PBGC of proceedings for the involuntary termination of any Plan, in either case, by reason of, or which results or could result in, a "material accumulated funding deficiency" under Section 412 of the Code; or,

               (b)   Failure by the Company to make required
     contributions, in accordance with the applicable provisions of ERISA, to each of the Plans hereafter established or assumed by it.

                            ARTICLE 10

                          MISCELLANEOUS

          Section 10.1 Amendments and Waivers: Cumulative Remedies. No delay or failure of the Lender or the holder of any
Note in exercising any right, power or privilege hereunder shall affect such right, power or privilege; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Lender, of any other holder of any Note hereunder and of the Company are cumulative and not exclusive of any rights or remedies which any of them would otherwise have. Any waiver, permit, consent or approval of any kind or character (whether involving a breach, default, provision, condition or term hereof or otherwise) on the part of the Lender, of the holder of any Note, or of the Company under this Agreement or under any Note must be in writing and shall be effective only in the specific instance and for the purpose for which given and only to the extent set forth specifically in such writing. No notice or demand given hereunder shall entitle the recipient thereof to any other or further notice or demand in similar or other circumstances.

          Section 10.2 Survival of Representations and Warranties. All representations, warranties, covenants and agreements of the Company contained herein or made in writing in connection herewith shall survive the execution and delivery of this Agreement, the making of Loan hereunder and the issuance of the Note, provided that the survival of a representation or warranty shall not constitute a restatement of such representation or warranty after the Effective Date.

          Section 10.3 Supervening Illegality. If, after the Loan Date, as the result of (i) the adoption of any law, rule or regulation by the United States of America or Switzerland or any Governmental Body of either thereof, (ii) any change in the existing laws, rules and regulations of the United States of America or Switzerland, or any Governmental Body of either thereof,
(iii) the issuance of any order or decree by any Governmental Body of either thereof, (iv) any change in the interpretation or administration of any applicable law, rule, regulation, order or decree by any Governmental Body (including any central bank or similar agency) of either thereof charged with the interpretation or administration thereof, or (v) compliance by the Lender with any request or directive (whether or not having the force of law) of any Governmental Body of either thereof, it shall be unlawful or impossible for the Lender to maintain the Loan (after the Lender shall have used reasonable efforts to avoid such result), the Lender shall so notify the Company and the Lender may require the Company to prepay the entire principal amount of, and all accrued and unpaid interest on, the Loan, together with any amount payable pursuant to Section 3.6, by giving the Company at least thirty (30) business days' prior written notice. If after the Effective Date and prior to the Loan Date it shall become unlawful or impossible for the CSFB to make the Loan, this Agreement shall terminate forthwith and no party hereto shall have any further rights or obligations under this Agreement.

          Section 10.4 No Reduction in Payments. All payments due to the Lender hereunder, and all other terms, conditions, covenants and agreements to be observed and performed by the Company hereunder, shall be made, observed or performed by the Company without any reduction or deduction whatsoever, including any reduction or deduction for any set-off, recoupment, counterclaim (whether sounding in tort, contract or otherwise) or tax. CSFB has submitted to the Company two duly completed and signed copies of Form 4224 of the United States Internal Revenue Service relating to all amounts to be received by it pursuant to this Agreement. CSFB, if it is the Lender at such time, shall, from time to time, submit to the Company such additional duly completed and signed copies of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) requested in writing by the Company and (ii) appropriate under then current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by CSFB pursuant to this Agreement.

          Section 10.5    Change of Control Option.

               (a) In the event that there shall occur any Change of Control (as defined below) in respect of the Company, the Lender shall have the right, at its option exercisable at any time within six months following the Change Date (as defined below), to require the Company to purchase the Note on the Purchase Date (as defined below) at a purchase price that shall be equal to the sum of (i) the principal amount of the Note then outstanding, plus (ii) any and all accrued and unpaid interest on the Note to the Purchase Date plus (iii) the amount that would be payable by the Company under Section 3.6(c) in the case of a prepayment in full of the Note (the "Purchase Price").

               (b) The Company shall give the Lender written notice of the occurrence of a Change of Control within five Business Days following the Change Date. No failure of the Company to give notice of a Change of Control shall limit the right of the Lender to require the Company to purchase the Note pursuant to this Section 10.5.

               (c) The Lender may exercise its option hereunder to require the Company to purchase the Note by delivering to the Company at any time within six months after the Change Date
     (i) written notice of such exercise specifying the Purchase Date and
     (ii) the Note duly endorsed. The Lender's commitment shall automatically terminate immediately upon the Company's receipt of the Lender's written notice of such exercise of its option under and in accordance with this Section 10.5.

               (d) In the event of the exercise by the Lender of its option under this Section 10.5 in the manner provided herein, the Company shall pay or cause to be paid to the Lender on the Purchase Date the Purchase Price (determined in accordance with subsection 10.5(a) in immediately available funds.

               (e)  As used in this Section 10.5, the term:

                    (i) "Change Date" means the date on which any Change of Control shall be deemed to have occurred; provided, that, if the Company shall fail to give timely notice of the occurrence of a Change of Control to the Lender as provided in subsection 10.5(b) of this Section 10.5, for the purpose of determining the duration of the option of the Lender granted under this Section 10.5, "Change Date" shall mean the earlier of (i) the date on which notice of a Change of Control is duly given by the Company to the Lender or (ii) the date on which the Lender obtains actual knowledge of the Change of Control.

                    (ii) "Change of Control" means when, and shall be deemed to have occurred at such time as, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the then outstanding Voting Stock of the Company; provided, that fifty per cent shall become seventy percent (70%) with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by the Company or any Subsidiary of the Company or any trust or funding vehicle maintained for or pursuant to such "employee benefit plan".

                    (iii)     "Purchase Date" means the date on
          which the Company shall purchase the Note from the Lender pursuant to the exercise by the Lender of its option under this Section 10.5 pursuant to a notice given to the Company in accordance with subsection 10.5(c) of this
          Section 10.5, which date shall be a business day not less than 90 nor more than 120 days after the date the Lender gives the Company written notice of such exercise.

                    (iv) "Voting Stock" shall mean capital stock of the Company of any class or classes (however designated) the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of the Board of Directors of the Company, it being understood that, at the Effective Date, the Common Stock, Classes B and C $100 par value, of the Company are the only outstanding classes of capital stock of the Company that constitute "Voting Stock".

          Section 10.6 Stamp Taxes. The Company agrees to pay, and to save CSFB, GFC and the holder of any Note harmless from all liability for, any Delaware or Federal stamp, transfer, documentary or similar taxes, assessments or charges (herein "Stamp Taxes"), and any penalties or interest with respect thereto, which may be assessed, levied, collected or imposed, or otherwise become payable, in connection with the execution and delivery of this Agreement or the Note.

          Section 10.7 Notices. Any notice, statement, request or demand required or permitted hereunder to be in writing may be given by telex, cable or electronic communication means. All notices, statements, requests and demands given to or made upon either party hereto in accordance with the provisions of this Agreement shall be deemed to have been given or made in the case of telephonic notice (to the extent expressly permitted hereunder) when made, or in the case of any other type of notice, when actually received, if to the Company, to it at

          National Consumer Cooperative Bank
          1401 Eye Street, N.W. - Suite 700
          Washington, D.C.  20005
          Attention:  Chief Financial Officer:
          Telecopy:  (202) 336-7803

          with a copy to:

          Shea & Gardner
          1800 Massachusetts Avenue, N.W.
          Washington, D.C.  20036
          Attention:  Martin J. Flynn, Esq.
          Telecopy:   202-828-2195

and if to the Lender, to it at:

          Credit Suisse First Boston
           New York Branch
          Eleven Madison Avenue
          New York, New York  10010
          Attention:  Jay Chall
          Telecopy:   (212) 325-9010
or such other address for notice as either party may designate for itself in a notice to the other party, except in cases where it is expressly provided herein that such notice, statement, request or demand shall not be effective until received by the party to whom it is addressed.

          Section 10.8    Governing Law. THIS AGREEMENT AND THE
NOTE SHALL BE DEEMED TO BE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE.

          Section 10.9   Successors and Assigns.

               (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that the Company may not assign or transfer any of its interest hereunder without the prior written consent of the Lender.

               (b) The Lender may make, carry or transfer the Loan at, to or for the account of, any of its branch offices or the offices of any of its Affiliates.

               (c) The Lender may assign its rights and delegate its obligations under this Agreement; provided that any such assignment or delegation (other than the pledge of the Note to the Federal Reserve Bank and other than an assignment or delegation to CSFB by GFC) may be made only with the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. The Lender may sell participation in all or any part of the Loan made by it or its commitment or any other interest herein or in the Note to another bank or other entity. In the case of an assignment, upon notice thereof by the Lender to the Company, the assignee shall have, to the extent of such assignment (unless otherwise provided thereby), the same rights and benefits as it would have if it were the Lender hereunder and the holder of the Note, and, if the assignee has expressly assumed, for the benefit of the Company, the Lender's obligations hereunder, the Lender shall be relieved of its obligations hereunder to the extent of such assignment and assumption. In the case of a participation, the participant shall not have any rights under this Agreement or the Note or any other document delivered in connection herewith (the participant's rights against the Lender in respect of such participation to be those set forth in the agreement executed by the Lender in favor of the participant relating thereto) and all amounts payable by the Company shall be determined as if the Lender had not sold such participation.

          Section 10.10 Maximum Rate of Interest Permitted by Law. Nothing in this Agreement shall require the Company to pay interest for the account of the Lender at a rate exceeding the maximum rate permitted by applicable law to be charged or received by the Lender, it being understood that neither this Section nor
Section 10.8 is intended to make the criminal laws of any jurisdiction applicable in circumstances in which they would not otherwise apply. If the rate of interest specified herein or in the Note would otherwise exceed the maximum rate so permitted to be charged or received with respect to any Note, the rate of interest required to be paid for the account of the Lender shall be automatically reduced to such maximum rate.

          Section 10.11   Expenses, Indemnification.

               (a) The Company shall save GFC, CSFB and the Lender harmless against all reasonable out of-pocket expenses (including attorneys' fees and expenses) of such Person and shall indemnify GFC, CSFB and the Lender and their respective Affiliates, officers, employees and agents (Indemnified Persons") against the costs of preparing this Term Loan Agreement and the Note, all costs, expenses, losses and damages arising in connection with this Agreement or the Note, including with respect to any Credit Agreement Related Claim. The obligation of the Company under this paragraph shall survive the payment of the Note.

               (b)  All amounts payable by the Company under
     Section 10.11(a) shall be immediately due upon written request by the Indemnified Person for the payment thereof.

          Section 10.12 Set-Off: Suspension of Payment and Indemnities Performance. The Lender is hereby authorized by the Company, at any time and from time to time, without notice, (a) during any Event of Default, to set off against, and to appropriate and apply to the payment of, the liabilities of the Company under this Agreement and the Note (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all liabilities owing by the Lender or any of its Affiliates to the Company (whether payable in Dollars or any other currency, whether matured or unmatured and, in the case of liabilities that are deposits, whether general or special, time or demand and however evidenced and whether maintained at a branch or office located within or without the United States) and (b) during any Event of Default, to suspend the payment and performance of such liabilities owing by such Person or its Affiliates and, in the case of liabilities that are deposits, to return as unpaid for insufficient funds any and all checks and other items drawn against such deposits.

          Section 10.13  Judicial Proceedings; Waiver of Jury
Trial.   Any judicial proceeding brought against the Company with
respect to any Credit Agreement Related Claim may be brought in any court of competent jurisdiction in the City of New York, and, by execution and delivery of this Agreement, the Company (a) accepts, generally and unconditionally, the nonexclusive jurisdiction of such courts and any related appellate court and irrevocably agrees to be bound by any judgment rendered thereby in connection with any Credit Agreement Related Claim, and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such proceeding brought in such a court or that such a court is an inconvenient forum. The Company hereby waives personal service of process and consents that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions of Section 10.7, and service so made shall be deemed completed on the third Business Day after such service is deposited in the mail. Nothing herein shall affect the right of the Lender or any other Indemnified Person to serve process in any other manner permitted by law or shall limit the right of the Lender or any other Indemnified Person to bring proceedings against the Company in the
courts of any other jurisdiction   Any judicial proceeding by the
Company against the Lender involving any Credit Agreement Related Claim shall be brought only in a court located in the City and State of New York. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH ANY TWO OR MORE OF THEM ARE PARTIES INVOLVING ANY CREDIT AGREEMENT RELATED CLAIM.

          Section 10.14 LIMITATION OF LIABILITY. NEITHER GFC, CSFB, THE LENDER NOR ANY OTHER INDEMNIFIED PERSON SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND THE COMPANY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR, ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES SUFFERED OR ALLEGED BY THE COMPANY IN CONNECTION WITH ANY CREDIT AGREEMENT RELATED CLAIM.

          Section 10.15 Severability. The provisions of this Agreement are severable, and if any clause or provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such clause or provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of such clause or provision in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

          Section 10.16 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each complete set of which, when so executed and delivered by all parties, shall be an original, but all such counterparts shall together constitute but one and the same instrument.

          Section 10.17  Headings, Bold Type and Index.  The
section headings, subsection headings and bold type used herein and the Index hereto have been inserted for convenience of reference only and do not constitute matters to be considered in interpreting this Agreement.

          Section 10.18 Nonpetition Agreement. The Company hereby agrees that it shall not institute against, or join any other Person in instituting against GFC any bankruptcy, reorganization, arrangement, insolvency, receivership or liquidation proceedings, or other proceeding under any federal or state bankruptcy or similar law, for one year and a day after the latest maturing commercial paper note, medium term note or other debt security issued by GFC is paid. The agreement of the Company set forth in this Section 10.18 shall survive the termination of this Agreement and the repayment of the Loan.

          Section 10.19 GFC as Party. The parties hereto hereby agreement that if GFC does not make the Loan pursuant to Section
2.1 hereof on the Loan Date, GFC shall thereupon automatically cease to have any further rights or obligations under this Agreement, except that (i) GFC shall retain its rights under
Section 10.18 and other rights of GFC or a Lender which survive termination of this Agreement, and (ii) Section 10.18 of this Agreement or provisions hereof affecting such rights may not thereafter be amended in a manner adverse to GFC without the prior written consent of GFC.

          IN WITNESS WHEREOF, the parties hereto, by their officers or representatives hereunto duly authorized, have executed this Agreement as of the day and year first above written.

                         NATIONAL CONSUMER COOPERATIVE BANK


                         By _____________________________
                              Name:
                              Title:


                         By _____________________________
                              Name:
                              Title:

                         GREENWICH FUNDING CORPORATION

                         By Credit Suisse First Boston, New York
                            Branch, its attorney-in-fact


                         By _____________________________
                              Name:
                              Title:


                         By _____________________________
                              Name:
                              Title:

                         CREDIT SUISSE FIRST BOSTON,
                              NEW YORK BRANCH


                         By _____________________________
                              Name:
                              Title:


                         By _____________________________
                              Name:
                              Title:

                            EXHIBIT A

                     FORM OF PROMISSORY NOTE

                         PROMISSORY NOTE

U.S.  $20,000,000                  Dated:                  , 1998


          FOR VALUE RECEIVED, the undersigned, NATIONAL CONSUMER COOPERATIVE BANK, a corporation organized under the laws of the United States (the "Company"), hereby promises to pay to the order of _________________________________ (the "Lender") the principal amount of TWENTY MILLION DOLLARS ($20,000,000) on March 26, 2001.

          The Company promises to pay interest from the date hereof until the Maturity Date on the principal amount of this Promissory Note from time to time outstanding at the per annum interest rate of _____________________ PERCENT (______%), payable on each
Interest Payment Date. Interest shall be computed on the basis of a year of 360 days consisting of 12 months of 30 days each and, in the case of a portion of a month, for the actual number of days (including the first and excluding the last) elapsed. Any principal amount of this Promissory Note which is not paid on the Maturity Date shall bear interest from the Maturity Date and until paid in full at the Default Rate. In no event shall the rate of interest borne by this Promissory Note at any time exceed the maximum rate of interest permitted at that time under applicable law.

          Payments of the principal amount of and interest on this Promissory Note shall be made in lawful money of the United States of America to the Lender at the New York Branch of Credit Suisse First Boston, Eleven Madison Avenue, New York, New York 10010 or at such other place as the holder of this Note may designate in writing to the Company.

          This Promissory Note is the Note referred to in the Term Loan Agreement, dated as of March 25, 1998 (the "Term Loan Agreement"), among Greenwich Funding Corporation, Credit Suisse First Boston, New York Branch, and the Company. The Term Loan Agreement, among other things, contains provisions for optional prepayments on account of the principal of this Promissory Note by the Company and for acceleration of the maturity of this Promissory Note upon the terms and conditions therein specified. Capitalized terms used (but not defined) in this Promissory Note shall have the meanings given to them in the Term Loan Agreement.

                         NATIONAL CONSUMER COOPERATIVE BANK



                         By:

                              Name:
                              Title:


                         By:

                              Name:
                              Title:

                      SCHEDULE OF INTEREST

          This Schedule of Interest attached to the Promissory Note dated March 25, 1998 of NATIONAL CONSUMER COOPERATIVE BANK, payable to the order of __________________________________ is, by specific reference, incorporated in and made a part of the Promissory Note.


Interest Period          Payment Date             Payment Amount